SUB-ITEM 77H:  Changes in control of registrant


Federated U.S. Government Securities Fund: 1-3 Years
(Registrant)




As of April 5, 2004, First Citizens Bank and Trust Co.
has attained control of the Registrant by acquiring 25.82% of the voting securities of the Registrant.